Exhibit 4.1

FRONTIER OIL CORPORATION

AND

THE GUARANTORS NAMED HEREIN,

AND

WELLS FARGO BANK, N.A.,

as Trustee

_________________________

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 22, 2010

to

Indenture

Dated as of October 1, 2004

6⅝% Senior Notes due 2011

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of November 22, 2010, between FRONTIER OIL CORPORATION, a Wyoming corporation (the “Company”), the Guarantors and WELLS FARGO BANK, N.A., a national banking association, as Trustee (the “Trustee”), under the Indenture, dated as of October 1, 2004, as supplemented by the First Supplemental Indenture, dated August 21, 2008 (the “Indenture”).  Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Company has issued its 6 5/8% Senior Notes Due 2011 (the “Notes”) pursuant to the Indenture;

WHEREAS, the Company has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to the deletion of certain provisions of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);

WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed modifications set forth in this Second Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) a copy of resolutions of the Board of Directors of the Company authorizing the execution of this Second Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Section 9.06 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Second Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE
AMENDMENTS
SECTION 1.01                                Amendments.

(a)      Subject to Section 3.01 hereof, the Indenture is hereby amended by deleting in their entireties Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 6.01(5), 6.01(6), 6.01(7), 6.01(8), 6.01(9) and Article 5 of the Indenture.

(b)      Effective as of the date hereof, none of the Company, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or Clause and such Sections or Clause shall not be considered in determining whether an Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture.

SECTION 1.02                                Amendment of Definitions.  Subject to Section 3.01 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.01 hereof.

ARTICLE TWO
MISCELLANEOUS
SECTION 2.01                                Effect of Supplemental Indenture.  Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects.  From and after the date of this Second Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Second Supplemental Indenture.

SECTION 2.02                                Effectiveness.  The provisions of this Second Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto.  Notwithstanding the foregoing sentence, the provisions of this Second Supplemental Indenture shall become operative only upon the purchase by the Company of at least a majority in principal amount of the outstanding Notes pursuant to the Tender Offer, with the result that the amendments to the Indenture effective by this Second Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if such purchase shall not occur.

SECTION 2.02                                Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE.

SECTION 2.03                                No Representations by Trustee.  The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility for the correctness or completeness of the same.

SECTION 2.04                                Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date hereof.

FRONTIER OIL CORPORATION

By:      /s/ Doug S. Aron
Name: Doug S. Aron
Title:   Executive Vice President and Chief Financial Officer

FRONTIER HOLDINGS INC.
FRONTIER REFINING & MARKETING INC.
FRONTIER REFINING INC.
FRONTIER OIL AND REFINING COMPANY
FRONTIER PIPELINE INC.
FRONTIER EL DORADO REFINING COMPANY
ETHANOL MANAGEMENT COMPANY

By:       /s/ Doug S. Aron
Name: Doug S. Aron
Title:   Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, N.A.

By:      /s/ Patrick Giordano
Name: Patrick Giordano
Title:   Vice President